RESTATED  ARTICLES  OF  INCORPORATION

                                OF

                       PAYFORVIEW.COM,  INC.



     FIRST:    The  name  of  this  Corporation  is:

          PAYFORVIEW.COM,  INC.

     SECOND:   Its  principal  office  in  the  State  of  Nevada  is
located at 202 South Minnesota Street, Carson City, Nevada, 89703. The name and address of its resident agent is Capitol Document Services, Inc., at the above address.

     THIRD:    The  nature  of  the  business  and  the  object  and
purposes to be transacted, promoted and carried on by the corporation are and shall continue to be:

     To engage in any lawful business authorized and permitted by the laws of the State of Nevada, United States, and any and all counties, states or cities wherein this said corporation may undertake to engage in business.

     FOURTH:   The  total  number  of  authorized  capital  stock  of
the corporation is One Hundred Million (100,000,000) shares at $.0001 par value per share. Said shares at $.0001 per value may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

     FIFTH:    The  governing  board  of  this  corporation  shall  be
known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced to less than one unless there is less than one stockholder.

     The Board of Directors shall consist of three (3) members whose names and addresses are as follows:

          NAME                     ADDRESS

     Marc  Pitcher             305-1188  Richards  Street
                              Vancouver,  BC  V6B  3E6
                              Canada

     Nicholas  R.  M.  Meredith  Rosemount,  Grange  Road
                              Winchester,  Hants
                              SO23  9RT
                              United  Kingdom

     Warren  Wayne             7480  Reeder  Road
                              Richmond,  BC
                              Canada

     SIXTH:    The  capital  stock,  after  the  amount  of  the
subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     SEVENTH: The name and post office address of each officer signing these restated articles of incorporation is as follows:

          NAME                     ADDRESS

     Marc  Pitcher             305-1188  Richards  Street
     (President)              Vancouver,  BC  V6B  3E6
                              Canada

     Warren  Wayne             7480  Reeder  Road
     (Secretary)              Richmond,  BC
                              Canada

     EIGHTH:   This  corporation  is  to  have  perpetual  existence.

     NINTH:    In  furtherance  and  not  in  limitation  of  the  powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

     TENTH:    Meetings  of  stockholders  may  be  held  outside  of
the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     ELEVENTH: To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     TWELFTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.


     WE, THE UNDERSIGNED, being the officers herein before named for the purpose of filing these restated articles of incorporation pursuant to the General Corporation Law of the State of Nevada, do make and file these restated articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this twenty-ninth day of October, 1999.



/s/  Marc  Pitcher                   /s/  Warren  Wayne
Marc  Pitcher,                      Warren  Wayne,
President                          Secretary